Exhibit 10.17

June 6, 2012

Michael Diamond

via email

Dear Mike:

On behalf of Mitek Systems, Inc. (referred to herein as “Mitek” or the “Company”), I am pleased to confirm the offer of regular, full-time employment extended to you for the position of SVP, Sales & Business Development, reporting to Jim DeBello, President & Chief Executive Officer. Your hire date is expected to be on or about June 11, 2012, and is subject to Mitek’s standard reference and background checks. Further details of this offer are as follows:

Base Salary:	You will earn an annualized base salary of $175,000 paid bi-weekly in the amount of $6,730.77.

Incentives:

You will have the opportunity to earn an annual “on target” variable compensation of $175,000. The provision of the “on target” variable compensation shall be established by Mitek, and an annualized pro rata amount guaranteed through September 20, 2012.

Stock Options:

Pending your acceptance of this offer, we will request that the Board of Directors approves your participation in the Mitek 2012 Incentive Plan with a stock option grant of 175,000 shares of Mitek Common Stock and a restricted stock grant of 25,000 shares of Mitek Common Stock. The option grant will vest over 4 years from your hire date, 25% of which will vest on the one-year anniversary of your date of hire and the remaining 75% will vest in equal monthly increments over the next 36 months following the anniversary of the date of grant. The restricted stock grand will vest over 4 years from you hire date, 25% on each anniversary of your date of hire. The price of your stock options will be based on the fair market value of Mitek’s common stock on the later of your hire date or the date your option grant is approved by the Board of Directors. You will be provided details of the 2012 Incentive Plan at that time.

Change in Control:	Any severance and accelerated vesting of stock options or other equity awards shall be pursuant to the terms and conditions of a change of control agreement to be provided.

Benefits:

As a regular, full-time employee of Mitek you will be eligible for group benefits for yourself and your eligible dependents effective on the first day of the month following your hire date. Basic benefits include a comprehensive health insurance plan; dental insurance and vision care insurance. In addition you will be eligible for term life insurance and long-term disability insurance. You will also accrue three weeks, equal to fifteen days, of paid vacation per year; seven paid sick days and ten paid holidays, in accordance with Company policy. In addition, you will be eligible to participate in the Mitek Systems Inc. 401(k) Savings Plan and Mitek’s Flexible Spending Plan.

You will be asked to contribute a portion of the cost of your own insurance coverage and any dependent coverage you elect. The cost of coverage will vary based upon the number of dependents covered and plan selection. Any premiums, you pay, however, will be paid pre-tax. Full details of employee benefits will be provided once you are on board.

8911 Balboa Avenue, Ste B — San Diego, CA 92123 — Phone: 858.308.1700 — Fax: 858.309.1701

Mitek Systems Inc. is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the Chief Executive Officer has the authority to alter this employment relationship, either verbally or in writing.

The terms described in this letter shall be the terms of your employment, provided, however, that your duties are performed in accordance with all standards and policies adopted by the Company. Your employment, pursuant to this offer, is contingent upon your executing the Company’s standard proprietary information agreement and a confidential disclosure agreement, which will be provided to you on your first day of employment.

We are very excited about the prospect of your joining our team. If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and returning a copy to me to rclark@miteksystems.com. If not accepted, this offer expires at 5:00 P.M. PST on Friday, June 8, 2012.

Sincerely,

MITEK SYSTEMS, INC.

/s/ James B. DeBello

James B. DeBello

President and Chief Executive Officer

Accepted:

/s/ Michael Diamond

Michael Diamond

June 7, 2012